Exhibit 99.1

VIRPAX PHARMACEUTICALS REPORTS 2022 SECOND QUARTER RESULTS AND RECENT DEVELOPMENTS

--Company Advances Product Candidate Pipeline—

--Announces Preliminary Results from Virology Study--

BERWYN, PA, August 15, 2022 — Virpax® Pharmaceuticals, Inc. (“Virpax” or the “Company”) (NASDAQ:VRPX), a company specializing in developing non-addictive product candidates for pain management, post-traumatic stress disorder, central nervous system (CNS) disorders and viral barrier indications, today announced its financial results for the quarter ended June 30, 2022, and other recent developments.

“We continue to advance our product candidate pipeline focused on pain, CNS and viral barrier indications,” stated Anthony P. Mack, Chairman and CEO of Virpax. “AnQlar’s preclinical studies continue to progress; we believe one of our preclinical virology studies shows an appropriate level of virus deactivation for a prophylactic viral barrier product candidate. We have a number of studies ongoing and expect to be reporting some results later this year.

“As we have previously stated, we are engaging in activities to potentially extend our cash runway as we move our product candidates forward. As part of this effort, we are evaluating grant opportunities and applying to those where we believe we have a reasonable chance of being selected. We recently announced and entered into a cooperative research and development agreement (CRADA) with the U.S. Army Institute of Surgical Research (USAISR) to evaluate Probudur™, our wound site injectable product candidate that has demonstrated at least 96 hours of pain control in pre-clinical trials. The USAISR is the U.S. Department of Defense’s (DOD) primary laboratory for developing solutions for trauma and critical care challenges in combat injuries and casualties,” continued Mr. Mack.

“We engaged Prequient Inc., a consulting firm with extensive experience in the Consumer Self-Care or over-the-counter (OTC) marketplace. The Prequient team has been instrumental in analyzing the consumer proposition and assessing alternative regulator pathways such as our switch to an OTC pathway for Epoladerm™, and the recently announced OTC medical device pathway for AnQlar. We believe being able to obtain potential approval for an OTC product or device should be less expensive and provide us with a faster drug development timeline and faster global approval track than the Rx prescription pathway that we originally were pursuing.

“Our expertise is in the prescription drug market, and we plan to develop our Rx product candidates and commercialize them in the U.S. However, we intend to license our OTC product candidates to a company that specializes in the Consumer Self-Care market. We believe combining the potential revenue from licensing these OTC product candidates to third parties with the potential licensing of our prescription product candidates outside the U.S., may allow us to offset a portion of our R&D expenses as we continue to grow,” concluded Mr. Mack.

RECENT DEVELOPMENTS

●	On April 26, 2022, Virpax announced the successful completion of its initial preclinical studies for VRP324, the Company’s nasal product candidate to manage seizures associated with epilepsy in children and adults. Results from this PK study demonstrated high concentrations of CBD in the brain and confirmed higher levels of CBD in the brain versus the plasma.

●	On May 5, 2022, Virpax announced that it has entered into a cooperative research and development agreement (CRADA) with the U.S. Army Institute of Surgical Research (USAISR) to evaluate Virpax’s Probudur™, an injectable long-acting liposomal bupivacaine in a hydrogel formulation that is injected at the wound site. Probudur is being developed to significantly reduce or eliminate the need for opioids after surgery. In pre-clinical trials, Probudur has shown pain control for at least 96 hours.
●	On June 27th, Virpax announced that it will pursue a direct to OTC regulatory pathway for Epoladerm™, the Company’s product candidate to treat pain associated with osteoarthritis. The direct to OTC, non-prescription regulatory pathway is expected to provide a faster drug development timeline and faster global approval track than the prescription pathway the Company had originally pursued for Epoladerm.
●	Subsequent to the end of the quarter, on July 5, 2022, Virpax announced that it will pursue an OTC Intranasal Medical Device Consumer regulatory pathway for AnQlar™, the Company’s product candidate being developed as a prophylactic antiviral barrier against influenza and SARS-CoV-2. The Company believes that the OTC non-prescription Medical Device pathway is more efficient than the OTC non-prescription New Drug Application pathway that was originally pursued for AnQlar.
●	The Company engaged Prequient Inc., a strategic consultancy firm experienced in developing products from concept through FDA approval and launch in the Consumer Self-Care marketplace. The principals in the firm have brought numerous products to the OTC marketplace including Flonase, Claritin, Tylenol and Panadol.

FINANCIAL RESULTS FOR THE THREE ENDED JUNE 30, 2022 AND 2021

Three Months Ended June 30, 2022 and 2021

Operating Expenses

General and administrative expenses were approximately $2.7 million for the second quarter of 2022, an increase of about $0.7 million from the prior year’s second quarter. The increase was due to legal defense costs with regard to litigation, compensation related to new hires and merit raises, insurance costs, non-executive board compensation and investor relations. These expenses were partially offset by a decrease in stock-based compensation.

Research and development expenses were approximately $3.3 million in the quarter compared to approximately $0.3 million from the prior year’s second quarter. The increase in research and development expenses was primarily attributable to an increase in preclinical activities for AnQlar, Probudur and Epoladerm, a milestone payment related to VRP324, and a slight increase in preclinical and regulatory activities for Envelta.

The operating loss for the second quarter of 2022 was approximately $5.9 million, as compared to $2.3 million for the same period a year ago.

Six Months Ended June 30, 2022 and 2021

Operating Expenses

General and administrative expenses were approximately $4.4 million for the six months ended June 30, 2022, an increase of about $1.2 million as compared to the six months ended June 30, 2021. The primary reason for the increase in general and administrative costs was the result of an increase in legal defense costs with regard to litigation, an increase in salaries and wages and employee benefits related to new hires and merit increases, an increase in insurance costs related to directors’ and officers’ insurance, an increase in non-executive board compensation, and an increase in grant writing and grant consulting fees. This was offset by a decrease in stock based compensation.

Research and development expenses increased by approximately $5.2 million to $6.6 million for the six months ended June 30, 2022, from $1.4 million for the six months ended June 30, 2021. The increase was primarily attributable to an increase in milestone payments related to AnQlar, an increase in preclinical activity related to AnQlar’s ongoing IND enabling studies, increases in preclinical and regulatory activity related to Epoladerm, an increase in preclinical work related to Probudur related to ongoing formula optimization, an increase in VRP324 mainly due to a milestone payment of $500,000 upon achieving the study aim contained within a pre-clinical animal study, and a slight increase in regulatory activities related to Envelta.

Cash Flows

Operating Activities

Cash used in operations was approximately $10.8 million for the six months ended June 30, 2022, compared to approximately $4.9 million for the six months ended June 30, 2021. The increase in cash used in operations was primarily the result of the increase in net loss and prepaid expenses and current assets, offset by an increase in accounts payable and accrued expenses.

Financing Activities

Cash provided by financing activities was approximately $15.3 million during the six months ended June 30, 2021, attributable primarily to net proceeds received from the Company’s initial public offering in February 2021 of approximately $15.8 million, after deducting underwriting discounts and offering expenses. This was slightly offset by repayment in full of the Company’s convertible promissory note of approximately $0.5 million in February 2021. No financing activities took place during the six months ended June 30, 2022.

At June 30, 2022, the Company had cash of approximately $26.1 million.

About Virpax Pharmaceuticals

Virpax is developing branded, non-addictive pain management products candidates using its proprietary technologies to optimize and target drug delivery. Virpax is initially seeking FDA approval for two prescription drug candidates that employ two different patented drug delivery platforms. Probudur™ is a single injection liposomal bupivacaine formulation being developed to manage post-operative pain and Envelta™ is an intranasal molecular-envelope enkephalin formulation being developed to manage acute and chronic pain, including pain associated with cancer. Virpax is also using its intranasal Molecular Envelope Technology (MET) to develop two other product candidates. PES200 is a product candidate being developed to manage post-traumatic stress disorder (PTSD) and VRP324 is a product candidate being developed for the nasal delivery of a pharmaceutical-grade cannabidiol (CBD) for the management of rare pediatric epilepsy. Virpax recently acquired global rights to VRP324. Virpax is also seeking approval of two nonprescription product candidates. AnQlar is being developed to inhibit viral replication caused by influenza or SARS-CoV-2, and Epoladerm™ is a topical diclofenac spray film formulation being developed to manage pain associated with osteoarthritis. For more information, please visit www.virpaxpharma.com.

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company’s planned clinical trials, product development, clinical and regulatory timelines, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statements that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or the Company’s financial performance and involve known and unknown risks, uncertainties, and other factors, including the potential impact of the COVID-19 pandemic and the potential impact of sustained social distancing efforts, on the Company’s operations, clinical development plans and timelines, including any switch to an OTC pathway for certain of the Company’s product candidates, which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

VIRPAX Pharmaceuticals, Inc.

CONDENSED BALANCE SHEETS

	June 30, 2022	December 31, 2021*
	(Unaudited)
ASSETS
Current assets
Cash	$26,061,135	$36,841,992
Prepaid expenses and other current assets	3,341,307	2,730,444
Total current assets	29,402,442	39,572,436

Total assets	$29,402,442	$39,572,436

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$2,483,373	$2,087,691
Total current liabilities	2,483,373	2,087,691
Total liabilities	2,483,373	2,087,691

Commitments and contingencies

Stockholders’ equity
Preferred stock, par value $0.00001, 10,000,000 designated shares authorized, no shares issued and outstanding	—	—
Common stock, $0.00001 par value; 100,000,000 shares authorized, 11,714,565 shares issued and outstanding as of June 30, 2022; 11,714,885 shares issued and outstanding as of December 31, 2021	117	117
Additional paid-in capital	60,644,576	60,188,535
Accumulated deficit	(33,725,624)	(22,703,907)
Total stockholders’ equity	26,919,069	37,484,745
Total liabilities and stockholders’ equity	$29,402,442	$39,572,436

*	Derived from audited financial statements

VIRPAX PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended June 30, 2022	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2022	For the Six Months Ended June 30, 2021
OPERATING EXPENSES
General and administrative	$2,645,618	$1,988,972	$4,428,031	$3,262,544
Research and development	3,258,471	316,565	6,599,877	1,391,565
Total operating expenses	5,904,089	2,305,537	11,027,908	4,654,109
Loss from operations	(5,904,089)	(2,305,537)	(11,027,908)	(4,654,109)

OTHER (EXPENSE) INCOME
Interest expense	-	(34,049)	-	(64,748)
Other income (expense), net	19,374	(3,833)	6,191	(3,833)
Loss before tax provision	(5,884,715)	(2,343,419)	(11,021,717)	(4,722,690)
Benefit from income taxes	—	—	—	—
Net loss	$(5,884,715)	$(2,343,419)	$(11,021,717)	$(4,722,690)

Basic and diluted net loss per share	$(0.50)	$(0.47)	$(0.94)	$(1.06)
Basic and diluted weighted average common stock outstanding	11,712,753	4,958,999	11,710,733	4,454,877

VIRPAX Pharmaceuticals, Inc.

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Six Months Ended June 30, 2022	For the Six Months Ended June 30, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(11,021,717)	$(4,722,690)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash interest expense	—	64,748
Stock-based compensation	456,041	691,311
Change in operating assets and liabilities:
Prepaid expenses and other current assets	(610,863)	(902,649)
Accounts payable and accrued expenses	395,682	(8,469)
Net cash used in operating activities	(10,780,857)	(4,877,749)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of notes payable	—	(493,480)
Proceeds from related party notes payable	—	100,000
Repayment of related party notes payable	—	(100,000)
Offering costs related to initial public offering	—	(2,216,793)
Proceeds from initial public offering of common stock	—	18,000,000
Net cash provided by financing activities	—	15,289,727

Net change in cash	(10,780,857)	10,411,978
Cash, beginning of period	36,841,992	54,796
Cash, end of period	$26,061,135	$10,466,774

Supplemental disclosure of cash and non-cash financing activities
Cash paid for interest	$—	$34,707
Cash paid for taxes	$—	$—

Contact:

Christopher M. Chipman, CPA

Chief Financial Officer

cchipman@virpaxpharma.com

610-727-4597

Or

Betsy Brod

Affinity Growth Advisors

betsy.brod@affinitygrowth.com

212-661-2231